                    News Release

Contact:     Investors        Media
Ankur Vyas        Mike McCoy
(404) 827-6714    (404) 588-7230

For Immediate Release
December 11, 2013

SunTrust Announces Agreement to Sell RidgeWorth Capital Management

Atlanta – SunTrust Banks, Inc. (NYSE: STI) today announced it has reached a definitive agreement to sell the company’s asset management subsidiary, RidgeWorth Capital Management, Inc. (“RidgeWorth”) to RidgeWorth employees and an investor group led by a private equity fund managed by Lightyear Capital LLC.
      “Lightyear Capital is an experienced partner that will help RidgeWorth build on its success in growing third-party assets, and we look forward to continuing our relationship with RidgeWorth as an independent asset management business,” said Mark A. Chancy, Wholesale Banking executive at SunTrust.  Chancy noted that SunTrust will continue to offer a wide variety of asset management solutions to help its institutional and individual clients with their investment needs.
The sale is expected to close during the second quarter of 2014.  It is subject to various, customary closing conditions including consents of certain RidgeWorth investment advisory clients.
RidgeWorth and its five institutional asset management boutiques collectively manage approximately $50.6 billion in assets.  SunTrust had $189.4 billion in assets under advisement at September 30, 2013.  As of September 30, RidgeWorth contributed approximately $25 million to SunTrust’s year-to-date net income.

The sale price consists of up to $245 million to be paid at closing with the potential for up to $20 million in additional proceeds based on retention of certain assets.  SunTrust estimates the after-tax gain on the transaction to be $50 million.

-more-
     Credit Suisse and SunTrust Robinson Humphrey acted as financial advisors, and Sullivan and Cromwell LLP provided legal advice to SunTrust on the transaction.

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI), headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of September 30, 2013, SunTrust had total assets of $171.8 billion and total deposits of $128.9 billion. Through its flagship subsidiary, SunTrust Bank, the company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through its various subsidiaries, the company provides mortgage banking, asset management, securities brokerage, and capital market services. SunTrust's Internet address is suntrust.com.

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